Exhibit 99.1

Pediatrix Settles Securities Class Action Litigation

FORT LAUDERDALE, FLORIDA, December 14, 2001 – Pediatrix Medical Group, Inc., (NYSE: PDX) today announced it has reached an agreement in principle to settle the securities class action litigation filed against it and certain of its officers in the United States District Court for the Southern District of Florida for $12 million in cash.

     Pediatrix expects to incur a non-recurring charge of approximately $750,000 during the 2001 fourth quarter for expenses related to the litigation. All other amounts related to the settlement of this litigation will be covered under the Company’s insurance policies. Pediatrix reaffirms its previously-stated earnings guidance for the 2001 fourth quarter of 39 to 40 cents per share, excluding the non-recurring charge related to the settlement. Pediatrix also reaffirms its previously-stated earnings guidance for calendar year 2002 of $2.30 to $2.40 per share.

     “Our decision to settle this litigation is strictly a business decision,” said Roger J. Medel, M.D., Chairman and Chief Executive Officer of Pediatrix. “We firmly believe that the plaintiffs’ case was without merit, but the opportunity to put this behind us and remove the lingering uncertainty and significant distractions to our management team is absolutely the right thing to do for our Company and its shareholders.”

     Under the terms of the securities litigation settlement, all claims against the Company and all other defendants will be dismissed without any admission of liability or wrongdoing. The settlement is subject to final documentation and court approval. Details regarding the settlement will be communicated to potential class members prior to final court approval.

About Pediatrix

Pediatrix was founded in 1979. Its neonatal physicians provide services at more than 185 NICUs and through Obstetrix its perinatal physicians provide services in many markets where Pediatrix’s neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 585 physicians in 27 states and Puerto Rico. Additional information is available on the Internet: www.pediatrix.com.

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Except for historical information, matters discussed in this release include forward-looking statements that involve risks and uncertainties including, but not limited to, business, financial and integration risks. In addition, Pediatrix details other risk factors in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or anticipated in the forward-looking statements.

The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements, whether as result of new developments, new information or otherwise.